Exhibit 4.29

CANCELLATION AND EXCHANGE AGREEMENT

THIS CANCELLATION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into effective as of December 31, 2024, by and between Brera Holdings PLC, an Irish public limited company (the “Company”), and Daniel Joseph McClory (the “Creditor”).

RECITALS

A.	On November 29, 2024, the Creditor and the Company entered into promissory notes, and, as of the date hereof, the Creditor holds outstanding principal debt in the Company in the aggregate amount of $50,000 (collectively, the “Debt”).

B.	The Creditor agrees to cancel its Debt in exchange 80,000 Class A Ordinary Shares on the terms set forth herein, and the Company is willing and able to issue the Class A Ordinary Shares to the Creditor on the terms described herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

1.	Cancellation of the Debt; Issuance of the Shares. As of the date hereof or as soon as practicable after the date hereof (the “Closing Date”), and subject to the terms and conditions of this Agreement, the Debt shall be cancelled, and the Company shall issue an aggregate of 80,000 Class A Ordinary Shares (the “Shares”) to the Creditor.

2.	Representations and Warranties of the Creditor. The Creditor represents and warrants to the Company that as of the Closing Date:

(a)	Qualification, Authorization and Enforcement. This Agreement has been duly executed by the Creditor, and when delivered by the Creditor in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Creditor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)	No Conflict. The execution, delivery, and performance of this Agreement does not and will not: (i) conflict with or violate any law or governmental order applicable to the Creditor; or (ii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time or both would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of the Creditor pursuant to, any contract to which the Creditor is a party or by which any of such assets or properties is bound or affected.

(c)	Governmental Consents and Approvals. The execution, delivery, and performance of this Agreement by the Creditor does not and will not require any consent, approval, authorization, or other order of, action by, filing with, or notification to, any governmental authority.

(d)	Acquisition Entirely for Own Account. The Creditor is acquiring the Shares for the Creditor’s own account for investment purposes only, not as nominee or agent, and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the Creditor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice; however, the Creditor has a right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Creditor to hold the Shares for any period of time.

(e)	Investor Status. The Creditor is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), or an entity engaged in a business that would require it to be so registered. The Creditor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares. The Creditor acknowledges that an investment in the Shares is speculative and involves a high degree of risk. At the time the Creditor was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(f)	Access to Information. The Creditor has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(g)	Independent Investment Decision. The Creditor has independently evaluated the merits of its decision to acquire the Shares pursuant to this Agreement, and the Creditor confirms that it has not relied on the advice of the Company or its respective legal counsel in making such decision. The Creditor understands that nothing in this Agreement or any other materials presented to the Creditor in connection with the acquisition of the Shares constitutes legal, tax or investment advice. The Creditor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Shares.

(h)	Restricted Securities. The Creditor understands and acknowledges that:

i.	the Shares are characterized as “restricted securities” under the U.S. federal securities laws and will bear a customary restrictive legend inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances;

ii.	the Shares have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and the Company is relying upon the truth and accuracy of, and the Creditor’s compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of the Creditor contained in this Agreement in order to determine the availability of such exemptions and the eligibility of the Creditor to acquire the Shares; and

iii.	the Shares must be held indefinitely unless such Shares are registered under the Securities Act or applicable state securities laws, or an exemption from registration is available.

(j)	No Registration Rights. The Creditor further understands that there are no registration rights associated with the Shares being acquired pursuant to this Agreement.

3.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Creditor that as of the Closing Date:

(a)	Qualification, Authorization and Enforcement. The Company is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations there under. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. When executed and delivered, this Agreement will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)	No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s articles of incorporation, bylaws or other organizational or charter documents as in effect on the date hereof, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(c)	Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) filings, if required, by state securities laws, (ii) if required, the filing of a Notice of Sale of Securities on Form D with the Securities and Exchange Commission under Regulation D of the Securities Act and (iii) those that may have been made or obtained prior to the date of this Agreement.

(d)	Issuance of Shares. The Shares are duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of this Agreement, will be validly issued, fully paid and nonassessable.

4.	Amount Repaid in Full. For and in consideration of the issuance of the Shares to the Creditor, the Debt shall be deemed to be repaid in full, and the Company shall have no further obligations in connection with the Debt.

5.	Release by the Creditor. Upon receipt of the Shares, the Creditor releases and discharges the Company, the Company’s subsidiaries, the Company’s affiliates, the Company’s and each of its affiliates’ and subsidiaries’ officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (“Company Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against Company Parties such Creditor ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this release relating to the Debt. The Creditor represents and warrants that no other person or entity has any interest in the matters released herein, and that it has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

6.	Fees, Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

7.	General Provisions.

(a)	Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)	Notices. All notices or other communications required or permitted by this Agreement shall be writing and shall be deemed to have been duly received: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile or electronic mail if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (iii) three calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other parties to this Agreement at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten days’ advance written notice to the other parties hereto.

(c)	Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(d)	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

(e)	No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except as otherwise set forth in Section 5.

(f)	Modification and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Creditor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)	Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(h)	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

(i)	Headings. The headings used in this Agreement are for reference purposes only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

(j)	Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing Date and the delivery of the Shares, until the second anniversary of the date hereof.

(k)	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. Facsimile, email or other means of electronic transmission execution and delivery of this Agreement is legal, valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:

Brera Holdings PLC

By:	/s/ Pierre Galoppi
Name: Pierre Galoppi
Title: Chief Executive Officer

Address:	Connaught House, 5th Floor
One Burlington Road
Dublin 4, D04 C5Y6, Ireland
Email:

CREDITOR:

By:	/s/ Daniel Joseph McClory
Name: Daniel Joseph McClory

Address:

Email: